Exhibit 10.5
Phantom Unit Grant
under the
Enterprise Products Company 2005 EPE Long-Term Incentive Plan
Date of Grant:
Name of Grantee:
Number of Units Granted:
Phantom Unit Grant Number:
     Enterprise Products Company (formerly EPCO, Inc.) (the “Company”) is pleased to inform you that you have been granted the number of Phantom Units set forth above under the Enterprise Products Company 2005 EPE Long-Term Incentive Plan (the “Plan”). A Phantom Unit is a contractual right to receive the value of a unit representing a limited partner interest (a “Common Unit”) of Enterprise GP Holdings L.P. (the “Partnership”), in cash subject to the forfeiture and non-transferability provisions and other terms and conditions set forth below in this Agreement. The terms of the grant are as follows:
     1. The Phantom Units have been granted to you as a bonus for your employment services rendered in the same calendar year as the Date of Grant set forth above and are in addition to, and not in substitution of, your ordinary salary and wages.
     2. The Phantom Units shall become payable on the earlier of (i) ___ of the third year following the year containing the Date of Grant set forth above; or (ii) the date on which you are no longer employed by the Company or any Affiliate of the Company as a result of a Qualifying Termination (as defined in Section 6 below) (the earlier of (i) or (ii) above is hereinafter referred to as the “Vesting Date”). In the event your employment with the Company or any of its Affiliates (collectively, the “Affiliated Group”) is terminated prior to the Vesting Date for any reason other than Qualifying Termination as provided in Section 6 below, the Phantom Units shall automatically and immediately be forfeited and cancelled without payment on the date of such termination of employment, which shall be the date that you cease to be employed by the Company or its Affiliates without regard to any notice period following termination of employment without cause.
     3. Within 30 days following the Vesting Date, cash will be delivered to you with respect to each Phantom Unit, in an amount equal to the then Fair Market Value of a Common Unit, provided that any such payment will be delivered to you, in all circumstances, no later than December 31st of the third year following the year containing the Date of Grant set forth above.
     4. For each calendar quarter in the period beginning on the Date of Grant and ending upon the Vesting Date or the date you forfeit the Phantom Units, you will receive a cash payment as soon as practical after such calendar quarter equal to the product of (i) the cash distributions paid during such calendar quarter, as a bonus for employment services rendered that calendar quarter, (based on a record date prior to the Vesting Date or date of forfeiture, as applicable) with respect to a Common Unit, if any, times (ii) the number of Phantom Units subject to this grant (such payments are hereinafter referred to as the “DERs”).
     5. None of the Phantom Units or DERs are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the Phantom Units or DERs granted hereby to you (the “Awarded Units”), the Awarded Units shall automatically and immediately be forfeited and cancelled without payment on such date.
     6. As used herein, the following capitalized terms have the following meanings:
     “Qualifying Termination” means:

     (a) your status as an employee of any Affiliated Group member is terminated due to your (i) death or (ii) receiving long-term disability benefits under the applicable Affiliated Group member’s long-term disability plan, provided such disability qualifies as a “disability” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); or
     (b) your employment with any Affiliated Group member is terminated due to your retirement on or after (1) reaching age 62, (2) having 10 or more years of credited service as an employee of one or more Affiliated Group member(s), (3) executing a Retirement Agreement and Release (in such form as the Committee may approve from time to time) and (4) otherwise complying with any related retirement policies of the Affiliated Group member in effect at the time of the effective date of your retirement; or
     (c) your termination of employment by any Affiliated Group member (or its successor) and each of its Affiliates within one year after a Change of Control (as defined below) and (1) such termination of employment was initiated by the Affiliated Group member (or its successor) other than upon or after the occurrence of a Termination for Cause or (2) if such termination of employment was initiated by you, is upon or after the occurrence of a Termination for Good Reason; provided, however, that you terminate your employment with any Affiliated Group member (or any successor) and its Affiliates within 120 days following the date on which you have actual notice of the event that gives rise to the Termination for Good Reason.
     “Change of Control” means Duncan shall cease, directly or indirectly, to control the General Partner (including for purposes of clarification, and without limitation, by control that may be deemed to exist based on (i) the facts that cause Duncan’s deemed control of the General Partner to exist as of the date of this Agreement (which existing control is hereby recognized and agreed) or (ii) Duncan’s direct or indirect power to exercise a controlling influence over either the management or policies of the General Partner (as control and power are construed and used under rules and regulations promulgated by the U.S. Securities and Exchange Commission, including any presumptions used thereunder relating to control).
     “Duncan” means, collectively, individually or any combination, Dan L. Duncan, his wife, descendants, heirs and/or legatees and/or distributees of Dan L. Duncan’s estate, and/or trusts (including, without limitation, one or more voting trusts) established for the benefit of his wife, descendants, heirs and/or legatees and/or distributees.
     “Termination for Cause” means the occurrence of any of the following events:
     (a) the commission by you of a material act of willful misconduct including, but not limited to, the willful violation of any material law, rule, regulation of a governmental entity or cease and desist order applicable to you or any Affiliated Group member (or its successor) (other than a law, rule or regulation relating to a minor traffic violation or similar offense), or an act which constitutes a breach by you of a fiduciary duty owed to any Affiliated Group member (or its successor); or
     (b) the commission by you of an act of dishonesty relating to the performance of your duties, habitual unexcused absence(s) from work, willful failure to perform duties in any material respect (other than any such failure resulting from your incapacity due to physical or mental illness or disability), or gross negligence in the performance of duties resulting in material damage or injury to any Affiliated Group member (or its successor), its reputation or goodwill (provided, however, that in the event of your willful failure to perform duties in any material respect, you shall be provided with written notice of such event and shall be provided with a reasonable opportunity, in no event more than 30 days, to cure such failure to perform your duties); or
     (c) any felony conviction of you or any conviction of you involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offense), whether or not in the line of duty.
     “Termination for Good Reason” means any nonconsensual (a) material reduction in your authority, duties or responsibilities; (b) reduction in your compensation by more than 20 percent from the compensation (excluding Awards pursuant to the Plan or other equity-based compensation) paid by any Affiliated Group member (or its successor) during the completed fiscal year prior to the Change of Control; or (c) change caused by any Affiliated

Group member (or its successor) in your office location of more than 50 miles from its location on the date of the Change of Control.
     7. Nothing in this Agreement or in the Plan shall confer any right on you to continue as an employee of the Company or its Affiliates.
     8. To the extent that the grant or vesting of a Phantom Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or its Affiliate will withhold or, unless you make other arrangements that are acceptable to the Company or such Affiliate, you must deliver to the Company or the Affiliate, such amount of money as the Company or the Affiliate may require to meet its tax withholding obligations under such applicable law.
     9. Notwithstanding any other provision of this Agreement, the Company and its Affiliates shall not be obligated to deliver to you any payment if counsel to the Company determines such delivery would violate any law or regulation of any governmental authority or agreement between the Company or the Partnership and any national securities exchange upon which the Common Units are listed or any policy of the Company or any Affiliate of the Company.
     10. These Phantom Units and DERs are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Committee, in its discretion, to amend your Phantom Unit award without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document, with the sole exception that this Agreement shall be considered binding and enforceable, and you shall not be considered an “at will” employee, where the applicable law governing your employment with the Company or its Affiliates does not recognize the concept of employment “at will”. Capitalized terms that are used, but are not defined, in this Award have the respective meanings provided for in the Plan. The Plan, as in effect on the Date of Grant, is attached hereto as Exhibit A.

Enterprise Products Company (formerly EPCO, Inc.)

Senior Vice President, Human Resources